As filed with the Securities and Exchange Commission on May 1, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

EQUITRANS MIDSTREAM CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	83-0516635 (I.R.S. Employer Identification No.)

2200 Energy Drive Canonsburg, Pennsylvania (Address of principal executive offices)	15317 (Zip Code)

Equitrans Midstream Corporation 2024 Long-Term Incentive Plan

(Full title of the plan)

Stephen M. Moore

Executive Vice President and Chief Legal Officer

2200 Energy Drive

Canonsburg, Pennsylvania 15317

(Name and address of agent for service)

(724) 271-7600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for purposes of registering 22,500,000 new shares of common stock, no par value (Common Stock) of Equitrans Midstream Corporation (the Company) to be issued pursuant to the Equitrans Midstream Corporation 2024 Long-Term Incentive Plan (2024 LTIP). The 2024 LTIP was approved by the Company’s shareholders at the Company’s annual meeting of shareholders on April 23, 2024.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Company will send or give the documents containing the information specified in Part I of Form S-8 to the Plan participants as specified by the Securities and Exchange Commission (Commission) Rule 428(b)(1) under the Securities Act of 1933, as amended (the Securities Act). The Company does not need to file these documents with the Commission either as a part of the Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents previously filed by the Company with the Commission pursuant to the Securities and Exchange Act of 1934, as amended (the Exchange Act):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 20, 2024;

(b)	The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on April 30, 2024;

(c)	The Company’s Current Reports on Form 8-K filed with the Commission on January 3, 2024, February 22, 2024, February 26, 2024, March 11, 2024, and April 24, 2024 (in each case, other than any document or information that is furnished and deemed not to have been filed as indicated therein); and

(d)	The description of the Company common stock contained in the Company’s Registration Statement on Form 10, filed with the Commission on August 10, 2018, including any amendments and reports filed for the purpose of updating such description.

All documents filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of (i) the Pennsylvania Business Corporation Law (the PBCL), (ii) the Company’s Second Amended and Restated Articles of Incorporation (the Company Articles), (iii) the Company’s Sixth Amended and Restated Bylaws (the Company Bylaws) and (iv) indemnification agreements the Company has entered into with its directors and all of its executive officers (the Indemnification Agreements). This description is intended as a summary only and is qualified in its entirety by reference to the PBCL, the Company Articles, the Company Bylaws and the Indemnification Agreements.

Under Sections 1741 and 1742 of the PBCL, a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of a threatened, pending or completed action or proceeding by or in the right of the corporation, such indemnification only covers expenses and excludes judgments and amounts paid in settlement with respect to such action or proceeding, and no indemnification can be made for expenses if such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

In addition, PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

(1)            by the Company’s board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

(2)            if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3)            by the shareholders.

Notwithstanding the above, PBCL Section 1743 provides that to the extent that a present or former director or officer of a business corporation is successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, the director or officer shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the director of officer in connection therewith.

Further, PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director or representative of a business corporation in defending any such action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of such officer, director or representative to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

Also, PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Article IV of the Company Bylaws provides that the Company’s directors or officers shall be indemnified as of right to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the corporation or otherwise) arising out of their service to the Company or to another corporation or other enterprise at the Company’s request; provided, however, that the Company shall not indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such director or officer (other than a proceeding to enforce such person’s rights to indemnification under the provisions of Article IV) unless such proceeding (or part thereof) was authorized by the Company’s board of directors.

PBCL Section 1747 permits a business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

Article IV of the Company Bylaws provides that the Company may purchase and maintain insurance to protect the Company and any director, officer, agent or employee against any liability asserted against such person and incurred by such person in respect of the service of such person, whether or not the Company would have the power to indemnify such person against such liability by law or under the provisions of Article IV. Article IV is applicable to persons who have ceased to be directors, officers, agents, and employees and shall inure to the benefit of the heirs, executors and administrators of persons entitled to indemnity.

The Company maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Under this insurance, the Company may receive reimbursement for amounts as to which the directors and officers are indemnified by the Company under the bylaw indemnification provisions described above. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the bylaw indemnification provisions described above.

As permitted by PBCL Section 1713, the Company Articles and the Company Bylaws provide that no director shall be personally liable for monetary damages as such (except to the extent otherwise provided by law) for any action taken, or failure to take any action, unless the director has breached or failed to perform the duties of his or her office under Subchapter B—“Fiduciary Duty” of Chapter 17 of the PBCL (or any successor statute relating to directors’ standard of care and justifiable reliance), and such director’s breach of duty or failure to perform constituted self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It is uncertain whether this provision will control with respect to liabilities imposed upon directors by federal law, including federal securities laws.

As permitted by PBCL Section 1735, the Company’s Bylaws provide that no officer shall be personally liable, as such, for monetary damages (except to the extent otherwise provided by law) for any action taken, or any failure to take any action, unless such officer has breached or failed to perform the duties of his or her office under Title 15, Chapter 17, Subchapter C of the Pennsylvania Consolidated Statutes (or any successor statute relating to officers’ standard of care and justifiable reliance), and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of an officer pursuant to any criminal statute or the liability of an officer for the payment of taxes pursuant to federal, state or local law. It is uncertain whether this provision will control with respect to liabilities imposed upon directors by federal law, including federal securities laws.

The Company has Indemnification Agreements with all of its executive officers and directors (collectively, indemnitees). These Indemnification Agreements provide that the indemnitees will be protected as promised in the Company Bylaws (regardless of, among other things, any amendment to or revocation of the Company Bylaws or any change in the composition of the Company’s board of directors or an acquisition transaction relating to the Company) and advanced expenses to the fullest extent of the law and as set forth in the Indemnification Agreements. These Indemnification Agreements also provide, to the extent insurance is maintained, for the continued coverage of the indemnitees under the Company’s director and officer insurance policies. The Indemnification Agreements, among other things and subject to certain limitations, indemnify and hold harmless the indemnitees against any and all reasonable expenses, including fees and expenses of counsel, and any and all liability and loss, including judgments, fines, ERISA, excise taxes or penalties and amounts paid or to be paid in settlement, incurred or paid by the indemnitees in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the corporation or otherwise, in which the indemnitees are, were or at any time become parties, or are threatened to be made parties or are involved by reason of the fact that the indemnitees are or were the Company’s directors or officers or are or were serving at the Company’s request as directors, officers, employees, trustees or representatives of another corporation or enterprise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Second Amended and Restated Articles of Incorporation of Equitrans Midstream Corporation (incorporated herein by reference to Exhibit 3.1 to Equitrans Midstream Corporation’s Current Report on Form 8-K filed on April 28, 2021).
4.2	Sixth Amended and Restated Bylaws of Equitrans Midstream Corporation (incorporated herein by reference to Exhibit 3.1 to Equitrans Midstream Corporation's Current Report on Form 8-K filed on April 24, 2024).
4.3	Equitrans Midstream Corporation 2024 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to Equitrans Midstream Corporation's Current Report on Form 8-K filed on April 24, 2024).
5.1*	Opinion of McGuireWoods LLP as to the legality of the securities being registered.
23.1	Consent of McGuireWoods LLP (contained in Exhibit 5.1 hereto).
23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm (Equitrans Midstream Corporation).
23.3*	Consent of Ernst & Young LLP, independent auditors (Equitrans Midstream Corporation—Mountain Valley Pipeline, LLC—Series A).
24.1*	Powers of Attorney (included on the signature page hereof).
107*	Filing Fee Table.

* Filed herewith.

Item 9. Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Canonsburg, Commonwealth of Pennsylvania, on May 1, 2024.

EQUITRANS MIDSTREAM CORPORATION

By:	/s/ Kirk. R. Oliver
Kirk R. Oliver
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby appoints Diana M. Charletta, Kirk R. Oliver and Stephen M. Moore, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all pre-effective and post-effective amendments thereto and registration statements filed pursuant to Rule 462 under the Securities Act), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on May 1, 2024.

Name	Title

/s/ Diana M. Charletta	President and Chief Executive Officer (Principal Executive Officer)
Diana M. Charletta
/s/ Kirk R. Oliver	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Kirk R. Oliver
/s/ Brian P. Pietrandrea	Vice President and Chief Accounting Officer (Principal Accounting Officer)
Brian P. Pietrandrea
/s/ Vicky A. Bailey	Director
Vicky A. Bailey

/s/ Sarah M. Barpoulis	Director
Sarah M. Barpoulis

/s/ Kenneth M. Burke	Director
Kenneth M. Burke

/s/ Thomas F. Karam	Executive Chairman
Thomas F. Karam

/s/ D. Mark Leland	Director
D. Mark Leland

/s/ Norman J. Szydlowski	Director
Norman J. Szydlowski

/s/ Robert F. Vagt	Director
Robert F. Vagt